Exhibit 99.1

1235 Water Street East Greenville, PA 18041 Tel 215 679-7991

Press Release

Knoll, Inc. Secondary Common Stock Offering Prices

EAST GREENVILLE, PA, February 13, 2006 - Knoll, Inc. (NYSE: KNL) today announced the pricing of the secondary offering by certain of its stockholders of 11,600,000 shares of common stock at $18.40 per share. The shares of common stock are being sold by Warburg, Pincus Ventures, L.P. and Burton B. Staniar. The selling stockholders have also granted the underwriters of the offering an option to purchase up to an additional 1,740,000 shares of common stock. The offering was increased from the previously announced amount of 10,300,000 shares and an option of 1,545,000 shares. Knoll will not sell shares in the offering or receive any offering proceeds. The closing of the offering is expected to occur on or about February 17, 2006.

Goldman, Sachs & Co. and Banc of America Securities LLC are serving as joint book-running lead managers of the offering. Merrill Lynch & Co. and UBS Investment Bank are serving as co-managers of the offering. Copies of the final prospectus supplement relating to the offering may be obtained by contacting:

Goldman, Sachs & Co.

Attn: Prospectus Dept.

85 Broad St., New York, NY 10004

Fax: 212 902 9316 or email at prospectus-ny@ny.email.gs.com

Banc of America Securities LLC

Capital Markets Operations

100 West 33rd Street, 3rd Floor

New York, NY 10001

Attn: Prospectus Fulfillment

dg.prospectus_distribution@bofasecurities.com

Contacts:

Investors:	Barry L. McCabe
Senior Vice President and Chief Financial Officer
Tel 215-679-1301
bmccabe@knoll.com

Media:	David E. Bright
Vice President, Communications
Tel 212-343-4135
dbright@knoll.com